PRICING SUPPLEMENT NO. 8                              Rule 424(b)(2)
TRADE DATE  January 25, 1999                          Registration No. 333-69065
(To Prospectus Supplement dated on January 5, 1999
including the Prospectus dated December 28, 1998)     CUSIP Number: 89350LJA1

                                  $4,000,000.00
                        TRANSAMERICA FINANCE CORPORATION
                           MEDIUM-TERM NOTES, SERIES F
                     Due 9 Months or more from Date of Issue

Floating Rate Note ( )                       Fixed Rate Note (X)
Senior Medium-Term Note (X)                  Subordinated Medium-Term Note ( )

Principal Amount:      $21,425,000.00        Issue Price:   100%
Original Issue Date:   January 28, 1999      Specified Currency:  U.S. Dollars
Interest Accrual Date: January 28, 1999      Maturity Date:  January 28, 2004
Interest Rate: 5.75% per annum

Redemption Date(s):  None                    New        Notice of
                                             Maturity   Renewal
                                             Date(s):   Date(s):
Redemption Price(s): N/A
Authorized Denominations (if other than
denominations of $1,000 and integral
multiples of $1,000 in excess thereof
in U.S. Dollars):    N/A
Repayment Date(s):   None                    Interest Payment Period:
                                                 Semi-annual
Repayment Price(s):  N/A                     Interest Payment Dates:
                                                 March 1 & September 1
Original Issue Discount                          (or modified following business
Note:  ( ) Yes     (X) No                        day)
Total Amount of OID:          N/A
Yield to Maturity:            N/A
Initial Accrual Period OID:   N/A            Global Security: (X) Yes  ( )
Method Used to Determine                     Exchange Rate Agent:   N/A
Yield to Maturity and Initial                Historical Exchange Rate:  N/A
Accrual Period OID:           N/A

(Only applicable to Floating Rate Notes):    Spread (plus or minus):  N/A
     Initial Interest Rate:   N/A            Spread Multiplier:       N/A
     Index Maturity:          N/A            Maximum Interest Rate:   N/A
     Base Rate(s):            N/A            Minimum Interest Rate:   N/A
          If LIBOR, Designated LIBOR Page:   Calculation Rate Agent:  N/A
          ( ) LIBOR Reuters
          ( ) LIBOR Telerate page 3750       Name of Agent: Prudential
Index Currency:                              Securities, Chase Securities
Interest Reset Period:                       & SG Cowen Securities
Agent's Discount or                          Commission:          $   107,125.00
Interest Reset Dates:                        Net Proceeds to Co:  $21,317,875.00

(X) Agent is acting as Agent for the sale of Notes by the Company at a price to the public of (X) 100% of Principal Amount ( ) _____% of Principal Amount

( ) Agent is purchasing Notes from the Company as Principal at 100% of the principal amount for resale to investors and other purchasers at:
( ) a fixed initial public offering price of 100% of the principal amount; ( ) a fixed initial public offering price of ___% of the principal amount; ( ) varying prices relating to prevailing market prices at time of resale to be determined by Agent.